Exhibit 99.1

For Immediate Release

Editorial Contacts:

Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430

Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948

Ben Starkie, Public Relations Manager – Europe +41-(0) 21-863-5195

Logitech Announces Q3 FY 2009 Results

FREMONT, Calif., Jan. 19, 2009 and ROMANEL-SUR-MORGES, Switzerland, Jan. 20, 2009 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced financial results for the third quarter of Fiscal Year 2009. Sales for Q3 were $627 million, a decrease of 16 percent compared to $744 million in the same quarter last year. Operating income was $43 million, a decrease of 63 percent compared to $116 million in the same quarter a year ago. Net income was $40 million ($0.22 per share) compared to Q3 FY 2008 net income of $134 million ($0.71 per share), which included a net realized gain on sales of short-term investments of $27.8 million and an impairment loss of $5.5 million on the value of short-term investments. Gross margin for the third quarter of FY 2009 was 29.9 percent compared to 36.9 percent in Q3 FY 2008.

Logitech’s retail sales for Q3 FY 2009 declined 16 percent year over year, with sales down in the Americas and EMEA by 21 percent and 19 percent, respectively and sales up in Asia by 8 percent. OEM sales were down by 11 percent.

“The deepening global recession had a significant impact on our operating performance as our customers continued to reduce inventory levels in the face of weaker consumer demand,” said Gerald P. Quindlen, Logitech president and chief executive officer. “Two factors primarily contributed to the decline in our gross margin from last year’s record high – the negative impact of a significantly stronger dollar and a retail environment that was highly promotional, particularly in the Americas. We believe these factors are tied to the current economic conditions and are not permanent.

“During the quarter, we were able to scale back our operating expenses in anticipation of the challenging environment. And we continued to generate positive operating cash flow, ending the quarter with nearly half a billion dollars in cash.

“All indications point to an even weaker retail environment in the coming months. Consequently, our plans assume that in Q4 we will see year-over-year declines in sales, operating income before restructuring charges and gross margin that are similar to or worse than the year-over-year declines we experienced in Q3. However, we expect to continue to generate positive cash flow from operations as we focus on preserving the strength of our balance sheet. Moreover, we believe the substantial steps we are taking to align our cost structure with the current environment, combined with our continued emphasis on product innovation, will position the Company to successfully manage through this downturn and emerge stronger when the recovery begins.”

Restructuring

In addition to ongoing actions to reduce operating expenses, Logitech has initiated a restructuring that is expected to reduce the Company’s global salaried workforce by between 550 and 600 employees. This plan is expected to generate annual cost savings beginning in Fiscal Year 2010 of approximately $50 million. As a result of the restructuring, the Company expects to incur a total charge of approximately $20-24 million over the next twelve months, of which approximately $16-18 million is expected to be incurred during the fourth quarter of FY 2009.

Earnings Teleconference

Logitech will hold an earnings teleconference on Tuesday, Jan. 20, 2009 at 8:30 a.m. Eastern Standard Time and 14:30 Central European Time. A live webcast of the call, along with presentation slides, will be available on the Logitech corporate Web site at http://ir.logitech.com.

About Logitech

Logitech is a world leader in personal peripherals, driving innovation in PC navigation, Internet communications, digital music, home-entertainment control, gaming and wireless devices. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

# # #

This press release contains forward-looking statements, including the statements regarding the expectation to remain cash-flow positive, the impact of the restructuring and product innovation on future performance, the expected size and timing of the restructuring and restructuring charge, the size and timing of expected savings from the restructuring, and anticipated sales, operating income and gross margin for Q4 FY 2009. The forward-looking statements in this release involve risks and uncertainties that could cause Logitech’s actual results to differ materially from that anticipated in these forward-looking statements. Factors that could cause actual results to differ materially include: Logitech’s ability to implement the workforce reductions in various geographies; possible changes in the size and components of the expected costs and charges associated with the restructuring plan; Logitech’s ability to achieve expected cost reductions within expected time frames; our inability to predict the depth and length of the current deterioration of general economic conditions and its impact on our business, operating results and financial condition; the restructuring failing to enhance Logitech’s long-term performance; if we fail to successfully innovate in our current and emerging product categories and identify new feature or product opportunities; consumer demand for our products, particularly our newly introduced products, and our ability to accurately forecast it; if we fail to introduce new products in a timely manner at the product cost we expect; the effect of pricing, product, marketing and other initiatives by our competitors, and our reaction to them, on our sales, gross margins and profitability; the sales mix among our lower- and higher-margin products and our geographic sales mix; as well as those additional factors set forth in our periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and our Quarterly Reports on Form 10-Q, available at www.sec.gov. Logitech does not undertake to update any forward-looking statements.

Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGI – IR)

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts)—Unaudited

	Quarter Ended December 31,
CONSOLIDATED STATEMENTS OF INCOME	2008	2007
Net sales	$627,466	$744,235
Cost of goods sold	439,970	469,801

Gross profit	187,496	274,434

% of net sales	29.9%	36.9%

Operating expenses:
Marketing and selling	86,046	98,512
Research and development	32,401	31,378
General and administrative	26,273	28,318

Total operating expenses	144,720	158,208

Operating income	42,776	116,226

Interest income, net	2,212	4,301
Other income, net	8,101	26,182

Income before income taxes	53,089	146,709
Provision for income taxes	12,596	13,137

Net income	$40,493	$133,572

Shares used to compute net income per share:
Basic	178,497	181,549
Diluted	181,145	188,814
Net income per share:
Basic	$0.23	$0.74
Diluted	$0.22	$0.71

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts)—Unaudited

	Nine Months Ended December 31,
CONSOLIDATED STATEMENTS OF INCOME	2008	2007
Net sales	$1,800,884	$1,769,262
Cost of goods sold	1,211,742	1,134,088

Gross profit	589,142	635,174

% of net sales	32.7%	35.9%

Operating expenses:
Marketing and selling	248,066	239,762
Research and development	99,011	91,082
General and administrative	89,202	83,789

Total operating expenses	436,279	414,633

Operating income	152,863	220,541

Interest income, net	7,539	11,764
Other income, net	7,809	(37,522)

Income before income taxes	168,211	194,783
Provision for income taxes	26,101	24,095

Net income	$142,110	$170,688

Shares used to compute net income per share:
Basic	178,721	181,602
Diluted	183,484	188,748
Net income per share:
Basic	$0.80	$0.94
Diluted	$0.77	$0.90

LOGITECH INTERNATIONAL S.A.

(In thousands)—Unaudited

CONSOLIDATED BALANCE SHEETS	December 31, 2008	March 31, 2008	December 31, 2007
Current assets
Cash and cash equivalents	$480,176	$482,352	$499,248
Short term investments	2,176	3,940	10,840
Accounts receivable	374,968	373,619	444,090
Inventories	339,518	245,737	252,661
Other current assets	73,070	60,668	63,510

Total current assets	1,269,908	1,166,316	1,270,349
Property, plant and equipment	107,217	104,461	96,369
Intangible assets
Goodwill	247,171	194,383	194,552
Other intangible assets	34,467	21,730	23,465
Other assets	40,117	40,042	35,991

Total assets	$1,698,880	$1,526,932	$1,620,726

Current liabilities
Accounts payable	360,891	287,001	354,480
Accrued liabilities	168,296	156,094	199,043

Total current liabilities	529,187	443,095	553,523
Other liabilities	127,533	123,793	105,832

Total liabilities	656,720	566,888	659,355

Shareholders’ equity	1,042,160	960,044	961,371

Total liabilities and shareholders’ equity	$1,698,880	$1,526,932	$1,620,726

LOGITECH INTERNATIONAL S.A.

(In thousands)—Unaudited

	Nine Months Ended December 31,
CONSOLIDATED STATEMENTS OF CASH FLOWS	2008	2007
Cash flows from operating activities:
Net income	$142,110	$170,688
Non-cash items included in net income:
Depreciation	33,850	33,030
Amortization of other intangible assets	5,808	3,655
Share-based compensation expense related to options, restricted stock units and purchase rights	17,952	15,259
Write-down of investments	1,764	72,923
Gain on sale of investments		(27,761)
Excess tax benefits from share-based compensation	(6,641)	(14,080)
Loss (gain) on cash surrender value of life insurance policies	1,440	(842)
In-process research and development	1,000	—
Deferred income taxes and other	(3,495)	(2,190)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(10,916)	(116,602)
Inventories	(100,063)	(24,276)
Other assets	(7,058)	(6,426)
Accounts payable	75,945	131,195
Accrued liabilities	23,273	55,334

Net cash provided by operating activities	174,969	289,907

Cash flows from investing activities:
Purchases of property, plant and equipment	(38,631)	(41,289)
Purchases of short-term investments	—	(379,793)
Sales of short-term investments	—	538,479
Proceeds from sale of investment	—	11,308
Acquisitions, net of cash acquired	(64,430)	(21,911)
Premiums paid on cash surrender value life insurance policies	(427)	(346)

Net cash provided by (used in) investing activities	(103,488)	106,448

Cash flows from financing activities:
Repayment of short-term debt	—	(11,739)
Purchases of treasury shares	(78,870)	(137,890)
Proceeds from sale of shares upon exercise of options and purchase rights	23,496	40,371
Excess tax benefits from share-based compensation	6,641	14,080

Net cash used in financing activities	(48,733)	(95,178)

Effect of exchange rate changes on cash and cash equivalents	(24,924)	1,874

Net increase (decrease) in cash and cash equivalents	(2,176)	303,051
Cash and cash equivalents at beginning of period	482,352	196,197

Cash and cash equivalents at end of period	$480,176	$499,248

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts)—Unaudited

SUPPLEMENTAL FINANCIAL INFORMATION	Quarter Ended December 31,		Nine Months Ended December 31,
Reconciliation of GAAP to non-GAAP Financial Measures	2008	2007	2008	2007
GAAP net income	$40,493	$133,572	$142,110	$170,688
Adjustments:
Impairment loss on short-term investments	785	5,504	1,764	72,923
Realized gain on sale of short-term investments	—	(33,712)	—	(33,712)
Realized loss on sale of short-term investments	—	5,951	—	5,951

	785	(22,257)	1,764	45,162

Non-GAAP net income	$41,278	$111,315	$143,874	$215,850

GAAP net income per share:
Basic	$0.23	$0.74	$0.80	$0.94
Diluted	$0.22	$0.71	$0.77	$0.90

Impairment loss on short-term investments, net of realized gain per share
Basic	$0.00	$(0.12)	$0.01	$0.25
Diluted	$0.00	$(0.12)	$0.01	$0.24

Non-GAAP net income per share:
Basic	$0.23	$0.62	$0.81	$1.19
Diluted	$0.22	$0.59	$0.78	$1.14

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S.Securities and Exchange Commission rules. The adjustments between the GAAP and non-GAAP financial measures presented above consist of the impact on Other Income of the impairment loss related to other-than-temporary declines in fair value of short-term investments during the three and nine months ended December 31, 2008 and 2007. Our management uses these non-GAAP measures in its financial and operational decision-making. Our management believes these non-GAAP measures, when considered in conjunction with the corresponding GAAP measures, facilitate better comparison by our investors of our current period results with corresponding prior periods.

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts)—Unaudited

	Quarter Ended December 31,		Nine Months Ended December 31,
SUPPLEMENTAL FINANCIAL INFORMATION	2008	2007	2008	2007
Depreciation	$11,349	$13,028	$33,850	$33,030
Amortization of other acquisition-related intangibles	3,338	1,218	6,808	3,655
Operating income	42,776	116,226	152,863	220,541
Operating income before depreciation and amortization	57,463	130,472	193,521	257,226
Capital expenditures	13,584	11,372	38,631	41,289

Net sales by channel:
Retail	$545,537	$652,619	$1,528,921	$1,540,287
OEM	81,929	91,616	271,963	228,975

Total net sales	$627,466	$744,235	$1,800,884	$1,769,262

Net sales by product family:
Retail—Pointing Devices	$149,058	$186,555	$473,503	$449,010
Retail—Keyboards & Desktops	106,296	147,628	312,324	346,405
Retail—Audio	152,429	148,510	352,459	364,669
Retail—Video	71,153	66,469	198,631	178,748
Retail—Gaming	38,111	55,223	107,651	113,151
Retail—Remotes	28,490	48,234	84,353	88,304
OEM	81,929	91,616	271,963	228,975

Total net sales	$627,466	$744,235	$1,800,884	$1,769,262

Stock-based Compensation Expense for Employee Stock Options,	Quarter Ended December 31,		Nine Months Ended December 31,
Restricted Stock Units and Employee Stock Purchases	2008	2007	2008	2007
Cost of goods sold	$888	$662	$2,288	$2,002
Marketing and selling	2,070	2,143	5,908	5,788
Research and development	1,157	947	3,266	2,454
General and administration	2,126	1,571	6,490	5,014
Income tax benefit	(904)	(596)	(3,102)	(3,227)

Total stock-based compensation expense after income taxes	$5,337	$4,727	$14,850	$12,031

Stock-based compensation expense for employee stock options, restricted stock units and employee stock purchases, net of tax, per share (diluted)	$0.03	$0.03	$0.08	$0.06